Exhibit 99.1

Infinity Pharmaceuticals Provides Update in Response to COVID-19 Pandemic

CAMBRIDGE, Mass., April 7, 2020 -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today provided an update in response to the COVID-19 pandemic. The company has taken steps to ensure the safety of its patients and employees as well as the continued progress of its clinical programs.

“The COVID-19 pandemic has created challenging conditions for Infinity and the entire life sciences community. Our team at Infinity is committed to navigating through this together,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “As the situation is highly dynamic, we have not yet determined the ultimate impact on our trials and financial guidance; however, we are working very closely with our investigators and study sites to keep patients safe while also advancing IPI-549 for the treatment of cancer. While the safety of our patients and employees is our highest priority, we also know that, for many of our patients, treatment cannot wait. We will continue to assess the rapidly-evolving impacts of COVID-19 and provide additional information as it becomes available. Our thoughts are with the communities around the world that have been impacted by this disease.”

With commitment to the continued advancement of IPI-549, the Company continues to evaluate the impact of COVID-19 on its ongoing clinical and business operations and anticipates potential delays in trial enrollment and site initiation that may lead to shifts in the timing of data readouts. Current updates affecting clinical and business operations include:

Clinical Updates:

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For patients who are currently enrolled in Infinity studies, Infinity is working closely with trial investigators and sites with the goal of continuing patient treatment without interruption of dosing and visit schedule and is carefully monitoring sites to ensure continued compliance with protocols to protect the health and safety of patients and study site teams and maintain trial integrity.

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New patient enrollment across clinical programs is being assessed on a patient-by-patient basis. Several sites are still actively screening patients and may enroll new patients if the investigator is confident that patients can follow study protocol and complete study procedures. While screening and enrollment are continuing, Infinity expects delays in these efforts due to the prioritization of caring for COVID-19 patients.

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New site initiation is being assessed on a site-by-site basis with Infinity continuing to work with new sites on scheduling of site initiation visits, including virtual site initiation visits, and subsequent site activation. While these efforts remain ongoing, we anticipate delays in the activation of new sites.

•	Infinity has not experienced, and does not anticipate, any disruption to drug supply for its ongoing clinical trials.

Business Operations Updates

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Once Infinity has sufficient clarity on potential COVID-19 impacts on patient enrollment and site initiation we will be able to determine what, if any, effect this will have on prior financial guidance and will provide updates at that time.

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The safety of Infinity employees is a top priority, and the company is working to mitigate risk while minimizing disruptions through its work from home policy. Infinity is well suited to operate remotely as a clinically focused company.

About Infinity and IPI-549

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, controlled combination study of IPI-549 combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first IPI-549 combination study in front-line advanced cancer patients and is evaluating IPI-549 in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of IPI-549 plus AB928 (dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating IPI-549 as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating IPI-549 in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of IPI-549; the impact of the COVID19 pandemic on the company’s clinical studies, including potential delays and disruptions in patient enrollment and site activation, as well as the impact on the company’s business operations, drug supply and financial guidance; the timing of further updates from the company; and the company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company's current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol-Myers Squibb.
Tecentriq® and Avastin® are registered trademarks of Roche.
Abraxane® is a registered trademark of Celgene.
Doxil® is a registered trademark of Janssen Products.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-430-7577
arr@lifesciadvisors.com